Exhibit 99.1
Contact:
Michael Watts
Vice president, investor relations and
corporate communications
858-410-8673
For Immediate Release
Gen-Probe Reports Financial Results for Second Quarter 2009
— Company Posts Non-GAAP EPS of $0.451, Excluding $0.07 of Expenses
Related to Tepnel Acquisition, and GAAP EPS of $0.38 —
— Record Quarterly STD Sales, Tepnel Acquisition Drive New Highs for Clinical Diagnostics and
Total Product Revenues —
SAN DIEGO, CA, July 30, 2009 — Gen-Probe Incorporated (NASDAQ: GPRO) today reported financial results for the second quarter of 2009, including non-GAAP earnings per share (EPS) of $0.45 and record sexually transmitted disease (STD), clinical diagnostics and total product sales.
“Gen-Probe posted solid earnings in the second quarter of 2009 as a good performance from our core STD franchise, the inclusion of initial revenues from our Tepnel acquisition, and portfolio gains outweighed lower-than-expected blood screening sales,” said Carl Hull, the Company’s president and chief executive officer. “In addition, the key R&D projects that we expect to boost future growth — including our PANTHER instrument and new tests for human papillomavirus (HPV), prostate cancer and trichomonas — remain on track.”
In the second quarter of 2009, product sales were $116.8 million, compared to $113.7 million in the prior year period, an increase of 3%. Compared to the second quarter of 2008, the stronger U.S. dollar reduced product sales growth by an estimated 4%2. Total revenues for the second quarter of 2009 were $120.5 million, compared to $119.8 million in the prior year period, an increase of 1%.
Net income was $23.2 million ($0.45 per share) on a non-GAAP basis in the second quarter of 2009, compared to $24.8 million ($0.45 per share) in the prior year period, a decrease of 6%. Including $4.4 million ($0.07 per share) of expenses related to the Company’s acquisition of Tepnel, which closed on April 8, 2009, net income in the second quarter of 2009 was $19.8 million ($0.38 per share) on a GAAP basis.
For the first six months of 2009, product sales were $229.3 million, compared to $215.2 million in the prior year period, an increase of 7%. Compared to the first half of 2008, the stronger U.S. dollar reduced product sales growth by an estimated 4%. Total revenues for the first six months of 2009 were $236.7 million, compared to $242.4 million in the prior year period, a decrease of 2%.
Net income was $50.2 million ($0.96 per share) on a non-GAAP basis in the first six months of 2009, compared to $56.7 million ($1.03 per share) in the prior year period, a decrease of 11% (7% per share). Including $6.0 million ($0.09 per share) of expenses related to the Company’s acquisition of Tepnel, net income in the first six months of 2009 was $45.6 million ($0.87 per share) on a GAAP basis.

As previously disclosed, Gen-Probe’s total revenues, net income and EPS in the first six months of 2008 benefited from a number of non-recurring items, most notably $16.4 million of royalty and license revenue ($0.20 of EPS) that was recorded in the first quarter associated with the settlement of Gen-Probe’s patent infringement litigation against Bayer (now Siemens Healthcare Diagnostics). By comparison, the Company’s product sales, total revenues, net income and EPS in the first six months of 2009 benefited from $8.2 million of one-time revenue ($0.10 of EPS) recorded in the first quarter associated with the previously announced renegotiation of the Company’s collaboration agreement with Novartis Diagnostics.
Detailed Results
Gen-Probe’s clinical diagnostics sales in the second quarter of 2009 benefited from revenue associated with Tepnel’s transplant diagnostics and genetic testing products, and continued growth of the APTIMA Combo 2® assay, an amplified nucleic acid test (NAT) for simultaneously detecting Chlamydia trachomatis and Neisseria gonorrhoeae. Sales of our market-leading assay increased based on market share gains on both the Company’s semi-automated instrument platform and on the high-throughput, fully automated TIGRIS® system. Revenue from the PACE® product line, the Company’s non-amplified tests for the same microorganisms, declined in the second quarter compared to the prior year period, in line with Gen-Probe’s expectations. Clinical diagnostics sales were negatively affected by the stronger U.S. dollar, which reduced growth by an estimated 2% compared to the prior year period.
In blood screening, product sales in the second quarter of 2009 were negatively affected by $8.8 million of lower product shipments to the Company’s commercial partner, Novartis Diagnostics. This reduction resulted primarily from: lower West Nile virus assay shipments due to previously discussed ordering patterns; lower U.S. shipments of the PROCLEIX ULTRIO assay due to the post-marketing study that was underway in the prior year period; and lower U.S. shipments of the PROCLEIX HIV-1/HCV assay as customers prepared to adopt the PROCLEIX ULTRIO assay. Blood screening sales growth also was negatively affected by the stronger U.S. dollar, which reduced growth by an estimated 6%, and by a one-time payment of $2.6 million in the prior year period related to historical revenue adjustments made in the Novartis collaboration.
“Blood screening sales were lower than expected in the second quarter, as ordering patterns that were more negative than forecast outweighed a low-single-digit percentage increase in underlying donations tested and stable market shares,” Mr. Hull said.
Sales of research products and services in the second quarter of 2009 were $3.2 million. These sales, which were associated with the Tepnel acquisition, were not included in Gen-Probe’s prior year results.
Second quarter product sales were, in millions:

	Three Months Ended June 30,		Change
			As	Constant
	2009[3]	2008[4]	Reported	Currency

Clinical Diagnostics	$67.8	$57.2	19%	21%
Blood Screening	$45.8	$56.5	-19%	-13%
Research Products and Services	$3.2	N/A	N/A	N/A

Total Product Sales	$116.8	$113.7	3%	7%

First half product sales were, in millions:

	Six Months Ended June 30,		Change
			As	Constant
	2009	2008	Reported	Currency

Clinical Diagnostics	$127.4	$109.7	16%	19%
Blood Screening	$98.7	$105.5	-6%	-1%
Research Products and Services	$3.2	N/A	N/A	N/A

Total Product Sales	$229.3	$215.2	7%	11%
Collaborative research revenues for the second quarter of 2009 were $2.2 million, compared to $4.7 million in the prior year period, a decrease of 53%. This decrease resulted mainly from $2.7 million of previously deferred milestone revenue that the Company recognized in the prior year period based on the termination of its collaboration with 3M regarding healthcare-associated infections. For the first six months of 2009, collaborative research revenues were $3.9 million, compared to $7.1 million in the prior year period, a decrease of 45%.
Royalty and license revenues for the second quarter of 2009 were $1.5 million, compared to $1.5 million in the prior year period. For the first six months of 2009, royalty and license revenues were $3.5 million, compared to $20.1 million in the prior year period. As previously discussed, this significant decrease resulted primarily from $16.4 million of royalty and license revenue that was recorded in the first quarter of 2008 associated with the settlement of Gen-Probe’s patent infringement litigation against Bayer. This revenue represented the third and final payment due in connection with the 2006 settlement of the companies’ litigation.
Gross margin on product sales in the second quarter of 2009 was 67.3% on a non-GAAP basis that excludes $0.1 million of acquisition-related depreciation expense, compared to 71.4% in the prior year period. This decrease resulted primarily from the stronger U.S. dollar, the addition of Tepnel’s generally lower-margin revenues, and the previously discussed $2.6 million payment in the prior year period related to historical revenue adjustments in the Novartis collaboration. For the first six months of 2009, gross margin on product sales was 68.8% on a non-GAAP basis that excludes $0.1 million of acquisition-related depreciation expense, compared to 69.7% in the prior year period. On a GAAP basis, gross margin on product sales was 67.2% in the second quarter of 2009, and 68.8% for the first six months of the year.
Acquisition-related intangible amortization expenses in each of the second quarter and first six months of 2009 were $1.1 million, compared to $0 in the comparable prior year periods.
Research and development (R&D) expenses in the second quarter of 2009 were $26.1 million, compared to $29.4 million in the prior year period, a decrease of 11%. This decrease resulted primarily from a non-recurring charge in the prior year period, namely a $3.5 million write-off of previously capitalized expenses associated with intellectual property acquired in 2005 from Corixa. For the first six months of 2009, R&D expenses were $51.1 million, compared to $52.4 million in the prior year period, a decrease of 2%. R&D expenses are expected to increase significantly in the third quarter of 2009, to approximately $30 million, based on clinical trials of the Company’s HPV, PCA3 and trichomonas assays.

Marketing and sales expenses in the second quarter of 2009 were $14.0 million, compared to $11.5 million in the prior year period, an increase of 22% that resulted primarily from the addition of Tepnel’s cost structure, and European sales force expansion and market development efforts. For the first six months of 2009, marketing and sales expenses were $25.1 million, compared to $23.4 million in the prior year period, an increase of 7%.
General and administrative (G&A) expenses in the second quarter of 2009 were $14.6 million on a non-GAAP basis that excludes $3.2 million of acquisition-related expense, compared to $13.7 million in the prior year period, an increase of 7% that resulted primarily from the addition of Tepnel’s cost structure. For the first six months of 2009, G&A expenses were $26.9 million on a non-GAAP basis that excludes $4.8 million of acquisition-related expense, compared to $25.6 million in the prior year period, an increase of 5%. On a GAAP basis, G&A expenses were $17.8 million in the second quarter of 2009, up 30% compared to the prior year period, and $31.7 million for the first six months of the year, up 24% compared to the prior year period.
Total other income in the second quarter of 2009 was $8.5 million, compared to $3.7 million in the prior year period, an increase of 130% that resulted primarily from the Company’s previously communicated decision to sell portions of its municipal bond portfolio, and to use the proceeds to repurchase stock. For the first six months of 2009, total other income was $13.1 million, compared to $9.4 million in the prior year period, an increase of 39%.
In the second quarter of 2009, Gen-Probe generated net cash of $22.8 million from its operating activities, and repurchased approximately 1.6 million shares of its stock for approximately $70 million.
Gen-Probe continues to have a strong balance sheet. As of June 30, 2009, the Company had $569.2 million of cash, cash equivalents and marketable securities, and $240.9 million of short-term debt. The Company currently pays interest on funds borrowed under its credit facility at a rate 0.6 percent above the one-month London Interbank Offered Rate (LIBOR), which was recently 0.3 percent.
Updated 2009 Financial Guidance
“We continue to expect solid growth in our clinical diagnostics business in 2009 as well as industry-leading profitability on the bottom line,” said Herm Rosenman, Gen-Probe’s senior vice president, finance, and chief financial officer. “However, we are lowering the top end of our full-year revenue and EPS guidance slightly to account for lower-than-expected blood screening revenues in the second quarter and slower anticipated blood screening growth going forward.”
In the table below, Gen-Probe’s non-GAAP guidance excludes certain expenses related to the Tepnel acquisition, namely transaction costs and the amortization of purchased intangibles. These expenses are forecast to total between $8 million and $9 million in 2009, equating to between ($0.10) and ($0.12) of EPS on a GAAP basis.

	Current	Previous	Current	Previous
	Guidance	Guidance	Guidance	Guidance
	(non-GAAP)	(non-GAAP)	(GAAP)	(GAAP)

Total revenues	$490 to $503 million	$490 to $510 million	$490 to $503 million	$490 to $510 million
Product gross margins	68% to 69%	68% to 70%	68% to 69%	68% to 70%
Acquisition-related intangibles amortization	N/A	N/A	$3-4 million	N/A
R&D expenses	~ 22%	21% to 23%	~ 22%	21% to 23%
Marketing and sales expenses	10% to 11%	10% to 11%	10% to 11%	11% to 12%
G&A expenses	10% to 11%	10% to 11%	11% to 12%	11% to 12%
Tax rate	~ 34%	33% to 34%	~ 34%	33% to 34%
Diluted shares	~ 52 million	~ 52 million	~ 52 million	~ 52 million
EPS	$1.85 to $1.95	$1.85 to $2.00	$1.73 to $1.85	$1.72 to $1.90

Webcast Conference Call
A live webcast of Gen-Probe’s second quarter 2009 conference call for investors can be accessed at http://www.gen-probe.com beginning at 4:30 p.m. Eastern Time today. The webcast will be archived for at least 90 days. A telephone replay of the call also will be available for approximately 24 hours. The replay number is 800-879-6754 for domestic callers or 402-220-5334 for international callers.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective NATs that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe has more than 25 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 1,200 people. For more information, go to www.gen-probe.com.
Trademarks
APTIMA, APTIMA COMBO 2, PACE, PROGENSA and TIGRIS are trademarks of Gen-Probe Incorporated. ULTRIO and PROCLEIX are trademarks of Novartis Diagnostics. All other trademarks are the property of their owners.
About Non-GAAP Financial Measures
To supplement Gen-Probe’s financial results for the second quarter of 2009 and its updated 2009 financial guidance, in each case presented in accordance with GAAP, Gen-Probe uses the following financial measures defined as non-GAAP by the SEC: non-GAAP net income, gross margin, G&A expenses, effective income tax rate, and EPS. Gen-Probe’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared and presented in accordance with GAAP. Gen-Probe’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain expenses that may not be indicative of core business results. Gen-Probe believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Gen-Probe’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Gen-Probe’s historical performance and our competitors’ operating results. Gen-Probe believes these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Caution Regarding Forward-Looking Statements
Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under “Updated 2009 Financial Guidance,” are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning Gen-Probe’s financial condition, possible or expected results of operations, regulatory approvals, future milestone payments, growth opportunities, and plans and objectives of management are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied. Some of these risks, uncertainties and assumptions include but are not limited to: (i) the risk that we may not achieve our expected 2009 financial targets, (ii) the risk that we may not integrate acquisitions, such as Tepnel, successfully, (iii) the possibility that the market for the sale of our new products, such as our TIGRIS system, PROCLEIX ULTRIO assay and PROGENSA PCA3 assay, may not develop as expected, (iv) the enhancement of existing products and the development of new products, including products, if any, to be developed under our industrial collaborations, may not proceed as planned, (v) the risk that products, including the investigational PROGENSA PCA3 assay for which we expect to begin clinical trials shortly, may not be approved by regulatory authorities or commercially available in the time frame we anticipate, or at all, (vi) the risk that we may not be able to compete effectively, (vii) the risk that we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, (viii) our dependence on Novartis, Siemens (as assignee of Bayer) and other third parties for the distribution of some of our products, (ix) our dependence on a small number of customers, contract manufacturers and single source suppliers of raw materials, (x) changes in third-party reimbursement policies regarding our products could adversely affect sales of our products, (xi) changes in government regulation affecting our diagnostic products could harm our sales and increase our development costs, (xii) the risk that our intellectual property may be infringed by third parties or invalidated, and (xiii) our involvement in patent and other intellectual property and commercial litigation could be expensive and could divert management’s attention. This list includes some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
# # #

[1]	In this press release, all per share amounts are calculated on a fully diluted basis. Non-GAAP EPS for the second quarter of 2009 excludes $4.4 million ($0.07 per share) of expenses related to the Company’s acquisition of Tepnel, which closed on April 8, 2009. Some totals may not foot due to rounding.

[2]	Throughout this press release, all estimates of “constant currency” growth exclude foreign currency fluctuations associated with acquired Tepnel revenues, since Tepnel was not part of Gen-Probe in the prior year period.

[3]	2009 and percentage changes include transplant diagnostics and genetic testing product sales associated with the Tepnel acquisition.

[4]	2008 figures exclude revenues associated with the Tepnel acquisition, since Tepnel was not part of Gen-Probe in the prior year period.

Gen-Probe Incorporated
Consolidated Balance Sheets — GAAP
(In thousands, except share and per share data)

	June 30,	December 31,
	2009	2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$233,506	$60,122
Marketable securities	230,698	371,276
Trade accounts receivable, net of allowance for doubtful accounts of $691 and $700 at June 30, 2009 and December 31, 2008, respectively	39,946	33,397
Accounts receivable — other	2,852	2,900
Inventories	56,455	54,406
Deferred income tax	9,136	7,269
Prepaid income tax	6,863	2,306
Prepaid expenses	13,388	15,094
Other current assets	4,322	6,135

Total current assets	597,166	552,905

Marketable securities, net of current portion	105,037	73,780
Property, plant and equipment, net	153,767	141,922
Capitalized software, net	12,858	13,409
Goodwill	90,682	18,621
Deferred income tax, net of current portion	11,837	12,286
Purchased intangibles, net	57,930	298
Licenses, manufacturing access fees and other assets, net	62,451	56,310

Total assets	$1,091,728	$869,531

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$19,477	$16,050
Accrued salaries and employee benefits	20,534	25,093
Other accrued expenses	10,983	4,027
Income tax payable	1,187	—
Short-term borrowings	240,872	—
Deferred income tax	1,406	—
Deferred revenue	2,204	1,278

Total current liabilities	296,663	46,448

Non-current income tax payable	4,864	4,773
Deferred income tax, net of current portion	14,120	55
Deferred revenue, net of current portion	2,306	2,333
Other long-term liabilities	2,997	2,162

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value per share, 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 50,581,177 and 52,920,971 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	5	5
Additional paid-in capital	292,828	382,544
Accumulated other comprehensive income	4,227	3,055
Retained earnings	473,718	428,156

Total stockholders’ equity	770,778	813,760

Total liabilities and stockholders’ equity	$1,091,728	$869,531

Gen-Probe Incorporated
Consolidated Statements of Income — GAAP
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenues:
Product sales	$116,816	$113,701	$229,338	$215,208
Collaborative research revenue	2,187	4,651	3,862	7,110
Royalty and license revenue	1,542	1,462	3,528	20,059

Total revenues	120,545	119,814	236,728	242,377

Operating expenses:
Cost of product sales (excluding acquisition-related intangibles amortization)	38,280	32,510	71,594	65,146
Acquisition-related intangibles amortization	1,114	—	1,114	—
Research and development	26,069	29,368	51,067	52,434
Marketing and sales	14,015	11,453	25,070	23,361
General and administrative	17,823	13,671	31,670	25,608

Total operating expenses	97,301	87,002	180,515	166,549

Income from operations	23,244	32,812	56,213	75,828

Other income/(expense):
Interest income	10,122	3,900	15,004	8,107
Interest expense	(726)	(2)	(877)	(2)
Other income/(expense)	(895)	(191)	(1,037)	1,282

Total other income, net	8,501	3,707	13,090	9,387

Income before income tax	31,745	36,519	69,303	85,215

Income tax expense	11,930	11,728	23,741	28,479

Net income	$19,815	$24,791	$45,562	$56,736

Net income per share:
Basic	$0.39	$0.46	$0.88	$1.05

Diluted	$0.38	$0.45	$0.87	$1.03

Weighted average shares outstanding:
Basic	51,285	53,907	51,851	53,859

Diluted	52,061	55,147	52,598	55,093

Gen-Probe Incorporated
Consolidated Statements of Income — Non-GAAP
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30, 2009
	Non-GAAP	Adjustments	GAAP

Revenues:
Product sales	$116,816	$—	$116,816
Collaborative research revenue	2,187	—	2,187
Royalty and license revenue	1,542	—	1,542

Total revenues	120,545	—	120,545

Operating expenses:
Cost of product sales (excluding acquisition-related intangibles amortization)	38,190	90	38,280
Acquisition-related intangibles amortization	—	1,114	1,114
Research and development	26,069	—	26,069
Marketing and sales	14,015	—	14,015
General and administrative	14,619	3,204	17,823

Total operating expenses	92,893	4,408	97,301

Income from operations	27,652	(4,408)	23,244

Other income/(expense):
Interest income	10,122	—	10,122
Interest expense	(726)	—	(726)
Other income/(expense)	(895)	—	(895)

Total other income, net	8,501	—	8,501

Income before income tax	36,153	(4,408)	31,745

Income tax expense	12,951	(1,021)	11,930

Net income	$23,202	$(3,387)	$19,815

Net income per share:
Basic	$0.45	$(0.07)	$0.39

Diluted	$0.45	$(0.07)	$0.38

Weighted average shares outstanding:
Basic	51,285	51,285	51,285

Diluted	52,061	52,061	52,061

Gen-Probe Incorporated
Consolidated Statements of Income — Non-GAAP
(In thousands, except per share data)
(Unaudited)

	Six Months Ended
	June 30, 2009
	Non-GAAP	Adjustments	GAAP

Revenues:
Product sales	$229,338	$—	$229,338
Collaborative research revenue	3,862	—	3,862
Royalty and license revenue	3,528	—	3,528

Total revenues	236,728	—	236,728

Operating expenses:
Cost of product sales (excluding acquisition-related intangibles amortization)	71,504	90	71,594
Acquisition-related intangibles amortization	—	1,114	1,114
Research and development	51,067	—	51,067
Marketing and sales	25,070	—	25,070
General and administrative	26,864	4,806	31,670

Total operating expenses	174,505	6,010	180,515

Income from operations	62,223	(6,010)	56,213

Other income/(expense):
Interest income	15,004	—	15,004
Interest expense	(877)	—	(877)
Other income/(expense)	(1,037)	—	(1,037)

Total other income, net	13,090	—	13,090

Income before income tax	75,313	(6,010)	69,303

Income tax expense	25,069	(1,328)	23,741

Net income	$50,244	$(4,682)	$45,562

Net income per share:
Basic	$0.97	$(0.09)	$0.88

Diluted	$0.96	$(0.09)	$0.87

Weighted average shares outstanding:
Basic	51,851	51,851	51,851

Diluted	52,598	52,598	52,598

Gen-Probe Incorporated
Consolidated Statements of Cash Flows — GAAP
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2009	2008

Operating activities:
Net income	$45,562	$56,736
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,463	17,233
Amortization of premiums on investments, net of accretion of discounts	2,720	3,504
Stock-based compensation	11,405	9,228
Stock-based compensation income tax benefits	310	1,294
Excess tax benefit from stock-based compensation	(702)	(614)
Deferred revenue	(255)	(3,165)
Deferred income tax	(1,041)	(821)
Gain on sale of investment in MPI	—	(1,600)
Impairment of intangible assets	—	3,496
Loss / (gain) on disposal of property and equipment	69	(1)
Changes in assets and liabilities:
Trade and other accounts receivable	1,372	3,290
Inventories	3,890	(2,749)
Prepaid expenses	3,137	5,333
Other current assets	2,081	(1,322)
Goodwill	856	—
Other long-term assets	(2,486)	(909)
Accounts payable	(2,218)	3,992
Accrued salaries and employee benefits	(7,272)	(1,732)
Other accrued expenses	1,337	(9)
Income tax payable	(3,704)	(72)
Other long-term liabilities	335	603

Net cash provided by operating activities	74,859	91,715

Investing activities:
Proceeds from sales and maturities of marketable securities	293,504	205,283
Purchases of marketable securities	(189,091)	(318,558)
Purchases of property, plant and equipment	(14,666)	(25,717)
Capitalization of software development costs	(288)	—
Purchases of intangible assets, including licenses and manufacturing access fees	(811)	(315)
Net cash paid for business combinations	(123,816)	—
Proceeds from sale of investment in MPI	—	4,100
Cash paid for investment in DiagnoCure and related license fees	(5,250)	—
Cash paid for Roche manufacturing access fees	—	(10,000)
Other assets	(289)	28

Net cash used in investing activities	(40,707)	(145,179)

Financing activities:
Excess tax benefit from stock-based compensation	702	614
Repurchase and retirement of restricted stock for payment of taxes	(38)	(479)
Repurchases of common stock	(105,577)	—
Proceeds from issuance of common stock	3,777	10,814
Borrowings under short-term borrowings, net	238,450	—

Net cash provided by financing activities	137,314	10,949

Effect of exchange rate changes on cash and cash equivalents	1,918	14

Net increase (decrease) in cash and cash equivalents	173,384	(42,501)
Cash and cash equivalents at the beginning of period	60,122	75,963

Cash and cash equivalents at the end of period	$233,506	$33,462